Exhibit 10.2

NONSTATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made this          day of                 , 2011 (the “Grant Date”) between Onex Rescare Holdings Corp., a Delaware corporation (the “Company”), and                      (the “Optionee”).

WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of the Company’s Class A common stock, $0.01 par value per share (“Class A Common Stock”) under the Company’s Stock Option Plan (the “Plan”); and

WHEREAS, the Company and the Optionee understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Optionee being referred to in the Plan as a Participant).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

(1)                                  GRANT OF OPTION

The Company grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of [•] Shares (the “Option Shares”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference.  The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company.  The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

(2)                                  PURCHASE PRICE

The purchase price of the Option Shares shall be $5,000.00 per share (the “Exercise Price”), the Fair Market Value of a share of Class A Common Stock as of the Grant Date.  The foregoing notwithstanding, the Optionee acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will agree that the Exercise Price equals or exceeds the fair market value of a Share on the Grant Date in a later determination.  The Optionee agrees that if the IRS determines that the Option was granted with an Exercise Price that was less than the fair market value of a Share on the Grant Date, the Optionee shall be solely responsible for any costs or tax liabilities related to such a determination.

(3)                                  VESTING AND EXERCISABILITY

(a)          Subject to the Plan and this Agreement, the Option shall be fully-vested as to all Option Shares as of the Grant Date.

(b)         The Option may only be exercised to the extent that the Equity Value Per Share at the time of exercise is at least 300% of the Equity Value Per Share as of the Closing Date, as determined in good faith by the Committee in its sole discretion.  In determining whether this clause (b) has been satisfied in connection with any proposed exercise of the Option, the Committee shall take into account any dividends or distributions paid by the Company after the Closing Date.

As used herein:

“Class B Common Stock” means the Company’s Class B Common Stock, $0.01 par value per share.

“Common Stock” means the Class A Common Stock and Class B Common Stock.

“Equity Value Per Share” equals:

(i)             if the Shares are listed on any national securities exchange, the closing sales price, if any, on the largest such exchange on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date;

(ii)          if the Shares are listed on the NASDAQ National Market, the closing sales price if such is reported, or otherwise the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported by NASDAQ for the valuation date, or if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date;

(iii)       if neither of clauses (i) or (ii) apply, and the Shares are traded on an over-the-counter market, the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported by the Electronic Quotation Service or Pink Sheets LLC (or such equivalent reporting service) for the valuation date, or, if none, for the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date;

(iv)      if none of clauses (i)-(iii) apply, and the exercise is being made in connection with a proposed transfer by any Onex Investors pursuant to a Sale Notice, the price per Share specified in such Sale Notice;

(v)         if none of clauses (i)-(iv) apply, and the exercise is being made within 90 days of the consummation of a transfer described in a Sale Notice, the price per Share specified in the most recent Sale Notice; or

(vi)      if none of clauses (i)-(v) apply, the quotient of (1) (A) the product of (x) 5.5 and (y) EBITDA, plus (B) excess cash (i.e., consolidated cash and cash equivalents of the Company and its subsidiaries to the extent in excess of the amount then held for use in current operations, as determined in good faith by the Committee in its sole discretion), as of the end of the most recent fiscal quarter for which EBITDA has been taken into account for purposes of clause (A)(y) minus (C) Consolidated Indebtedness as of the end of the most recent fiscal quarter for which EBITDA has been taken into account for purposes of clause (A)(y) minus (D) the aggregate liquidation preference (or value or similar amount) plus accumulated and unpaid dividends of all outstanding shares of any of the Company’s issued and outstanding preferred stock (“Preferred Stock”) as of the end of the period for which EBITDA has been taken into account for purposes of clause (A)(y) over (2) the total number of shares of Common Stock issued and outstanding as of the end of the period in which EBITDA has been taken into account for purposes of clause (A)(y), taking into account for these purposes the exercise of all options to purchase shares of Common Stock under the Plan or otherwise which are then exercisable.  If any outstanding Preferred Stock is convertible into Common Stock, the Equity Value per Share for this clause (vi) shall be the lesser of (I) the price computed pursuant to the immediately preceding sentence in this clause (vi) and (II) the price that would have been so computed if such Preferred Stock had been converted into Common Stock immediately prior to the end of the period for which EBITDA has been taken into account for purposes of clause (A)(y).

“EBITDA” means the consolidated net income of the Company and its subsidiaries, adjusted by adding thereto, to the extent deducted in determining such consolidated net income, interest, taxes based on income, depreciation and amortization, for the four consecutive fiscal quarters immediately preceding or ending on the date of determination, as calculated in accordance with generally accepted accounting principles in the United States consistently applied, based on the Company’s consolidated financial statements for the applicable period.  If fewer than four full fiscal quarters have elapsed from the date of this Agreement through the date of determination, EBITDA shall be determined by reference to the results of such full fiscal quarters, divided by the number of such full fiscal quarters, and multiplied by four.  The Committee may make such good faith adjustments to EBITDA as it determines in its sole discretion are appropriate to reflect non-recurring or unusual items, including, without limitation, to give effect on a pro forma basis to any acquisition of stock or assets of other persons by the Company or a subsidiary thereof.

“Consolidated Indebtedness” means, as of any date, the aggregate amount outstanding, on a consolidated basis, of (a) all obligations of the Company or its subsidiaries for borrowed money, (b) all obligations of the Company or its subsidiaries evidenced by bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all obligations of the Company or its subsidiaries for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company’s or its subsidiaries’ business, (d) all obligations of the Company or its subsidiaries under conditional sale or other title retention agreements relating to property purchased by such person and all capitalized lease obligations, (e) all payment obligations of the Company or its subsidiaries on or for currency protection agreements, interest rate swap agreements or other agreements relating to derivatives, (f) all obligations of the Company or its subsidiaries arising under any settlement or judgment relating to the lawsuit captioned as “Larry Selk, by and through his legal guardian, Rani Rubio v. Res-Care New Mexico, Inc., Res-Care, Inc., et. al.”, any appeal thereof or any related matter, (g) all obligations of the Company or its subsidiaries or any third party secured by property or assets of the Company or its subsidiaries (regardless of whether or not such person is liable for repayment of such obligations) and (h) all guarantees of the Company or its subsidiaries.

(c)          The Option may only be exercised if, after giving effect to such exercise, the aggregate number of Option Shares in respect of which the Optionee shall have exercised the Option does not exceed the product of (i) the number of Option Shares and (ii) the percentage of the shares of Common Stock held by the Onex Investors as of the Closing Date that have been sold to any person (other than an Onex Investor) prior to such date.

(d)         The Optionee shall not be entitled to exercise the Option and no Shares shall be issued pursuant to the exercise of the Option unless the Optionee becomes a signatory to the Investors Stockholders Agreement by executing a joinder agreement thereto whereby the Optionee shall be deemed to have adopted and to have agreed to be bound by all of the provisions thereof.

(e)          For the avoidance of doubt, the limitations on the Optionee’s ability to exercise the Option contained in this Agreement are independent, and the Option shall only be exercisable to extent that none of such limitations apply.

(4)                                  NO EXERCISABILITY AFTER TERMINATION OF EMPLOYMENT

The Option will terminate, and the Optionee shall cease to have any right to exercise the Option if the Optionee ceases to be an employee or Key Non-Employee for any reason.

(5)                                  ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with the terms hereof) by giving written notice (or any other approved form of notice) to the Company.  Such written notice shall be signed by the person exercising the Option, shall state the number of Option Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Option Shares will be purchased, at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option, and shall otherwise comply with the terms and conditions of this Agreement and the Plan.  On the date specified in such written notice (which date may be extended by the Company if any law or regulation requires the Company to take any action with respect to the Option Shares prior to the issuance thereof), the Company shall accept payment for the Option Shares and shall deliver to the Optionee as soon as practicable thereafter an appropriate certificate or certificates for

Option Shares as to which the Option was exercised on the date on which the Option Shares are purchased.

The Exercise Price of any Option Shares shall be payable at the time of exercise as determined by the Company in its sole discretion either:

(a)           in cash, by certified check or bank check, or by wire transfer;

(b)                                  in whole shares of Class A Common Stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period requirements of said Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) the transfer of such shares as payment hereunder does not result in any adverse accounting consequences to the Company;

(c)                                   through the delivery of cash or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise); or

(d)                                 in any combination of (a), (b) or (c) above.

The Fair Market Value of the stock to be applied toward the purchase price shall be determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option.  Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The Company shall pay all original issue taxes with respect to the issuance of Option Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.  The holder of this Option shall have the rights of a stockholder only with respect to those Option Shares covered by the Option which have been registered in the holder’s name in the share register of the Company upon the due exercise of the Option.

(6)                                  PUT RIGHTS

(a)          If the Optionee dies or suffers a Disability (the “Put Event”), then such Optionee or his or her executor, personal representative or legal representative shall have the right to require the Company to purchase (a “Put Option”), by delivery of a written notice (the “Put Notice”) to the Company within 180 days after the date of the Put Event (the “Put Period”), and the Company shall be required to purchase, all of Option Shares held by the Optionee and all Option Shares issuable upon exercise of the Vested Options as of the date of Put

Event (the “Put Securities”) at a price per Option Share equal to the applicable Put Price (defined below) as of the date of the Put Event, less, in the case of any Vested Option, the exercise price therefor.  Any Optionee who seeks to exercise the Put Option by reason of a Disability shall (i) authorize and direct his or her physicians and other health care professionals to discuss his or her medical condition with representatives of the Company (waiving any applicable privilege) and (ii) submit to examination by physicians designated by the Company.

(b)         The closing of any purchase of Put Securities by the Company pursuant to this Section 6 shall take place at the principal office of the Company within 15 days after the expiration of the relevant Put Period as the Company shall specify to such Optionee (or, in the case of death or Disability, such Optionee’s executor, personal representative or legal representative) in writing (or such later date designated by the Company as may be necessary to determine the Put Price or confirm the existence of Disability).  At such closing, such Optionee (or, in the case of death or Disability, such Optionee’s executor, personal representative or legal representative) shall deliver to the Company all instruments representing, together with appropriate powers duly endorsed with respect to, the Put Securities, free and clear of all liens, encumbrances or other restrictions (other than pursuant to securities laws or this Agreement), against payment by the Company of the purchase price for the Put Securities in cash by delivery of a certified check payable to such Optionee (or, in the case of death, such Optionee’s estate).  Notwithstanding the foregoing, (A) if the payment of all or any portion of the purchase price is not permitted to be made at the closing (or if distribution to the Company by its subsidiaries of the funds necessary for such payment is not permitted) by the terms of any debt agreement(s) pursuant to which the Company or any of its subsidiaries has any indebtedness for borrowed money (each a “Debt Agreement” and collectively, the “Debt Agreements”), or the payment would cause a Default or an Event of Default (as such terms are defined in any Debt Agreement), or (B) if the Committee shall have determined that making all or any portion of such payment at the closing would not be (x) prudent in light of the cash position and needs of the business of the Company and its subsidiaries or (y) permitted under Delaware law, then all or that portion, as applicable, of the purchase price shall instead become a subordinated obligation of the Company (a “Subordinate Obligation”) which shall become payable (1) with respect to a Subordinate Obligation arising under clause (A) above, upon the earlier to occur of (I) one day after the closing date of a complete refinancing of the Company’s senior and subordinate debt and (II) receipt by the Company of the written approval of its senior and subordinate lenders to pay the principal and interest on the obligation in full and (2) with respect to a Subordinate Obligation arising under clause (ii) above, at such time as when the Committee shall have determined that it would be prudent or permitted to do so (subject to any limitations arising under the Debt Agreements).  The Subordinate Obligation shall accrue interest at the weighted average rate applicable from time to time on the Company’s senior debt. The Company shall pre-pay the amount of any Subordinate Obligation, together with accrued and unpaid interest, as and when it is permitted to do so (and to cause its subsidiaries to distribute to the Company the funds necessary for such payment) without Default (as defined) or creating an Event of Default (as defined) under applicable law and any Debt Agreement, provided, that if there is more than one Subordinate Obligation outstanding, the Company shall make pre-payments on each Subordinate Obligation in the proportion that the outstanding amount thereof (including accrued and unpaid interest) bears to the then aggregate outstanding Subordinate Obligations (including accrued and unpaid interest).

(c)          If and to the extent the Optionee (or, in the case of death, the Optionee’s executor, personal representative or legal representative) does not deliver a Put Notice within the Put Period or if the purchase of all Put Securities does not occur at the scheduled closing date through the fault of such Optionee’s executor, personal representative or legal representative, then such Optionee’s Put Option shall terminate.

As used herein:

“Put Price” means, as of any date, with respect to any Put Securities, a per Option Share price equal to the Equity Value Per Share (substituting “5.0” for “5.5” where it appears in clause (vi) of the definition thereof) less the amount, if any, of any dividend or distribution declared or paid to the holders of Put Securities since, (a) if Equity Value Per Share is determined pursuant to clauses (i), (ii) or (iii) of such definition, the applicable valuation or trade date, (b) if Equity Value Per Share is determined pursuant to clause (v) of such definition, the date the applicable transfer was consummated or (c) if Equity Value Per Share is determined pursuant to clause (vi) of such definition, the end of the period for which EBITDA has been taken into account in determining Equity Value Per Share.

(7)                                  NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan or this Agreement may otherwise provide.

(8)                                  EXPIRATION

Unless otherwise earlier terminated as provided herein, the Option will expire and terminate as to all Option Shares on the tenth (10th) anniversary of the Closing Date (the “Expiration Date”).

(9)                                  NOTICES

All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made.  If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid.  Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:	c/o Res-Care, Inc.
9901 Linn Station Road

Louisville, Kentucky 40223
Attention: Ralph G. Gronefeld, Jr.
Fax No.: (502) 394-2206

with copies to :	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Joel I. Greenberg
Fax No.: (212) 836-8211

To the Optionee:

(10)                            GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

(11)                            BINDING EFFECT

This Agreement shall (subject to the provisions of Section 6 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

ONEX RESCARE HOLDINGS CORP.

By:
Its:

OPTIONEE:

[Signature page to Extra Stock Option Agreement]